Exhibit 5.1

1515 Wynkoop, Suite 600, Denver, CO 80202    (303) 572-9300

October   , 2016

Board of Directors

PetroShare Corp.

7200 S. Alton Way, Suite B-220

Centennial, CO 80112

Gentlemen:

We are acting as counsel to PetroShare Corp., a Colorado corporation (the “Company”), in connection with the public offering of up to           shares of common stock (which includes the exercise of the underwriters’ over-allotment option), par value $0.001 per share, of the Company (the “Shares”). The offering by the Company is being made pursuant to a prospectus dated [ ], 2016 (the “Prospectus”) that forms part of the Company’s effective registration statement on Form S-1 (File No. 333-213113) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis upon which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The attorneys of our firm are admitted to the Bar in the States of Colorado and New York only. Accordingly, our opinion covers Colorado and New York law only, including the statutory provisions, all applicable provisions of the Colorado and New York Constitutions, and reported judicial decisions interpreting those laws. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1)           The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado;

(2)           The form of warrant agreement, when executed, will impose a binding obligation upon the Company under the laws of the State of New York subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and

(3)           Following (a) issuance of the Shares pursuant to the terms of a definitive underwriting agreement, by and between the Company and Roth Capital Partners as representative of the several underwriters, and (b) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares and the shares issuable upon exercise of the underwriters’ warrants, will be validly issued, fully paid, and non-assessable.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

POLSINELLI PC

polsinelli.com

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